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                                                                    EXHIBIT 3.10

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              VSI ENTERPRISES, INC.

VSI Enterprises, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The resolution setting forth the proposed amendment is as follows:

RESOLVED: That Section 5.01 of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

"5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Forty Million Eight Hundred Thousand (40,800,000). Forty Million (40,000,000) shares shall be designated 'Common Stock' and shall have a par value of $.001. Eight Hundred Thousand (800,000) shares shall be designated 'Preferred Stock' and shall have a par value of $.00025. All shares of the Company shall be issued for such consideration, as expressed in dollars, as the Board of Directors may from time to time determine."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, VSI Enterprises, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer, this 25th day of June, 1999.


VSI ENTERPRISES, INC.


By:  /s/    Richard E. Harrison
     --------------------------
     Richard E. Harrison,
     President and Chief Executive Officer